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                                                                     EXHIBIT 8.1

December   , 1997

Belk, Inc.
2801 West Tyvola Road
Charlotte, North Carolina 28217

Re: Federal Income Tax Consequences of the Mergers
    Pursuant to the Plan and Agreement of Reorganization dated as of November 25, 1997

Ladies and Gentlemen:

     We have acted as counsel to Belk, Inc. ("New Belk") in connection with the Plan and Agreement of Reorganization (the "Reorganization Agreement"), dated as of November 25, 1997, by and among the Belk Companies named therein, Belk Acquisition Co. ("New Belk Sub") and New Belk, pursuant to which each Belk Company (other than Belk-Simpson Company, Greenville, South Carolina ("Belk-Simpson")) will be merged with and into New Belk, and New Belk Sub will be merged with and into Belk-Simpson. You have requested our opinion regarding certain of the federal income tax consequences of the foregoing transactions.

     We understand that our opinion will be referred to in the Proxy Statement/Prospectus which is part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Mergers (the "Registration Statement"). We hereby consent to such use of our opinion.

     As used herein, the term "Merger" refers to the merger of each Belk Company (other than Belk-Simpson) with and into New Belk and also refers to the merger of New Belk Sub with and into Belk-Simpson (the "Belk-Simpson Merger"). All other capitalized terms used herein without definition have the respective meanings specified in the Reorganization Agreement, and all references herein to the "Code" are to the Internal Revenue Code of 1986, as amended.

                             INFORMATION RELIED ON

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including the Reorganization Agreement and the Registration Statement. In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements of fact and representations set forth in such documents are accurate. In addition, we have obtained such additional information and representations as we have deemed relevant and necessary through consultation with various representatives of New Belk, New Belk Sub and each of the Belk Companies, including a written certificate (the "Officer's Certificate") executed by New Belk, New Belk Sub and each of the Belk Companies, verifying certain relevant facts that have been represented to us.

     We have assumed, with your consent, that the statements contained in the Officer's Certificate are true and correct on the date hereof. We have not independently verified such statements.

                                    OPINIONS

     Based upon the foregoing, it is our opinion that the Mergers will have the federal income tax consequences set forth below:

          (1) each Merger (other than the Belk-Simpson Merger) will qualify as a tax-free reorganization under Section 368(a) of the Code;
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          (2) the Belk-Simpson Merger will qualify as a tax-free transaction under Section 351(a) of the Code;

          (3) no gain or loss will be recognized by an Existing Belk Shareholder upon the exchange in a Merger of Belk Companies Common Stock for New Belk Class A Common Stock;

          (4) the tax basis of the New Belk Class A Common Stock to be received in a Merger by an Existing Belk Shareholder will be the same as the tax basis in the Belk Companies Common Stock exchanged for such New Belk Class A Common Stock; and

          (5) the holding period of the New Belk Class A Common Stock to be received in a Merger by an Existing Belk Shareholder will include the holding period of such shareholder in the Belk Companies Common Stock exchanged for such New Belk Class A Common Stock, provided that the Belk Companies Common Stock is held as a "capital asset" (within the meaning of Section 1221 of the Code) at the Effective Time.

     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the facts set out in the Officer's Certificate that we have assumed, with your consent, to be true and correct. Our opinions cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate or if any of the facts set out in the Officer's Certificate is, or later becomes, inaccurate.

     Our opinions are limited to the federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Mergers or any other transaction. We express no opinion regarding the tax consequences of the Mergers to Existing Belk Shareholders that may be subject to special tax rules (including without limitation the tax treatment of shares of Belk Companies Common Stock which were acquired pursuant to the exercise of employee stock options or rights or otherwise as compensation). This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

                                          Very truly yours,

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                                                     KING & SPALDING

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